 Exhibit 6.3

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into as of June 1, 2020 (“Effective Date”), by and between Ark7 Properties Series #KYLBE LLC, an individual protected series of Ark7 Properties LLC, (“Lender”) and Ark7 Properties LLC, a series LLC (“Borrower”). Lender and Borrower shall be referred individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, Ark7 Properties LLC, a series LLC formed under the state laws of Delaware, is the parent LLC;

WHEREAS, the Lender is an individual protected series of Ark 7 Properties LLC, a series LLC;

WHEREAS, Borrower wishes to obtain a loan from the Lender in the amount of seven hundred fifty-six thousand two hundred and fifty dollars ($756,250.00);

WHEREAS, Lender wishes to provide a loan to the Borrower in the amount of seven hundred fifty-six thousand two hundred and fifty dollars ($756,250.00)

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual terms, conditions, promises, representations, warranties, and covenants set forth herein along with the foregoing Recitals which are incorporated into this Agreement by reference, and for other good and valuable consideration whereby the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE ONE

TERMS OF LOAN

1.1 Promise to Pay. Borrower hereby unconditionally promises to pay to the order of the sum of seven hundred fifty-six thousand two hundred and fifty dollars ($756,250.00) (“Loan”) together with interest thereon at six percent (6%) per annum (“Interest Rate”).

1.2 Loan Repayment Term. Except as otherwise provided in this Section 1.2, the principal amount the Loan outstanding shall bear interest at the Interest Rate from the date the proceeds of such Loan are made available to or for the benefit of the Borrower until Maturity thereof. Accrued interest will be due and payable monthly in arrears, on the last business day of each month (each an “Interest Payment Date”), commencing on July 31, 2020. Interest for each billing period is computed by calculating a daily periodic rate based on the interest rate for the Loan’s ending balance. Interest rate shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Daily balance of the Loan shall be computed by taking the principal balance of the Loan (which for this purpose shall include principal only and not include accrued interest) at the beginning of each day, and subtracting any principal payments received by the Lender with respect to the Loan as of that day. The principal balance of, and accrued interest on, a Loan which remains unpaid after the Maturity of such Loan shall bear interest until paid in full at a default rate of ten percent (10%) per annum above the Interest Rate (the “Default Rate”) or the maximum rate permitted under California law, whichever is lower.

1.3 Penalty for Late Payment. Borrower shall incur a two percent (2%) penalty for any late payment computed upon the amount of any principal and accrued interest whose payment to Lender is overdue under this Agreement and for which Lender has delivered a Notice of Default to Borrower.

1.4 Method of Loan Payment. Payments on the Loan shall be made by cashier’s check, certified check, by wire transfer, or any other method of payment deemed satisfactory to the Lender.

1.5 Payment on Maturity Date. The entire unpaid principal balance of the Loan and all accrued unpaid interest shall be due and payable on July 31, 2050.

1.6 No Prepayment Penalty. There shall be no penalty for prepayment of the entire Loan and all accrued unpaid interest prior to the Maturity Date

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

The Borrower represents, warrants and covenants to the Lender as of the date hereof as follows:

2.1 Organization, Good Standing and Qualification. The Borrower is a series LLC, and is duly organized, validly existing and in good standing under the laws of the state of Delaware.

2.2 Power and Authority. The Borrower has the requisite power to enter into this Agreement and to carry out its obligations hereunder and thereunder. The Borrower’s execution, delivery and performance of this Agreement and its obligations hereunder have been duly authorized and constitutes a valid, legal and binding agreement enforceable against it in accordance with its terms except, to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other state or federal laws affecting the enforcement of creditors rights generally or by general equitable principles.

2.3 No Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or contractual counter party is required for the Borrower’s due execution, delivery and performance of this Agreement and its obligations hereunder.

2.5 No Violations. To the best of the Borrower’s knowledge, Borrower’s execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the Borrower’s organizational documents; (b) violate any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties; or (c) constitute a default under any material agreement or contract by which the Borrower may be bound.

2.6 Litigation. Borrower is not involved in any litigation or arbitration proceedings (as plaintiff or defendant), and to the best of the Borrower’s knowledge, there are no facts likely to give rise to any threatened action or proceeding affecting the Borrower before any court, government agency or arbitrator, which may affect the Borrower’s financial condition or operations. Neither the Borrower nor its assets are subject to any outstanding settlements, judgments, orders, awards, decrees of courts claims, disputes, demands or any matter of similar nature in which the Borrower is likely to be or may possibly become a party or is otherwise connected with it.

2.7 Ownership of Assets. Borrower has good and marketable title to its assets, and its assets are free and clear of liens, except those as disclosed to Lender in writing prior to the date of this Agreement.

2.8 Taxes; Government Charges. All federal, state and local taxes, assessments and government charges due and payable by Borrower have been paid or are being contested in good faith under appropriate proceedings. Borrower has filed all tax returns which it is required to file, including without limitation income, franchise, employment, property and sales tax returns.

2.9 Financial Statements. The financial statements of Borrower heretofore delivered to Lender have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower’s financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower’s financial condition or operations since the Effective Date of this Agreement. All factual information furnished by Borrower to Lender in connection with this Agreement is and will be accurate and complete on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

ARTICLE THREE

EVENTS OF DEFAULT

Lender, at its option, shall have the right to declare Borrower to be in default under this Agreement upon the occurrence of any or all of the following events.

3.1 Payment of Note and Other Monetary Obligations Under Loan Documents. If Borrower fails to pay any of its indebtedness under this Agreement or under any other document with Lender requiring the payment of money to Lender or any third party within ten (10) days after the date on which such indebtedness or monetary obligation is due; provided, however, that the ten (10) day grace period contained in this Section 3.1 shall not apply to Borrower's obligation to pay the outstanding principal balance and all accrued but unpaid interest on the stated maturity date of the Agreement;

3.2 Performance of Non-Monetary Obligations Under this Agreement. If Borrower breaches or otherwise fails to perform any of its non-monetary obligations to the Lender;

3.3 Misrepresentation. If any request, statement, information, certification, or representation, whether written or oral, submitted or made by Borrower to Lender in connection with the Loan or any other extension of credit by Lender to Borrower is false or misleading in any material respect;

3.4 Material Adverse Change. If there occurs a material adverse change in the Borrower’s prospects, business or financial condition, or if there is a material impairment in the prospect of repayment of any portion of the Loan;

3.5 Performance of Obligations to Senior Lien Holders or Third Persons. If (a) Borrower fails to pay any of its indebtedness or to perform any of its obligations under any agreement between Borrower and any other party who holds a lien senior to this Agreement when due; or (b) Borrower falls to pay any of its indebtedness or to perform any of its obligations when due under any other material document between Borrower and any other party. Nothing contained in this Section constitutes or shall be construed as Lender's consent to any lien being placed on any of the Borrower’s property;

3.6 Attachment. If all or any material part of the assets of Borrower, any of the guarantor(s), or any General Partner or Manager of Borrower are attached, seized, subjected to a writ or levied upon by any court process and Borrower fails to cause such Attachment, seizure, writ or levy to be fully released or removed within sixty (60) days after the occurrence of such event. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in this Agreement;

3.7 Federal of State Tax Lien. If a Federal or State tax lien is filed against the assets of the Borrower;

3.8 Transfer of Manager's Interests. If (a) the appointment, withdrawal, death, retirement or removal of any Manager of Borrower; (b) the sale or transfer of an aggregate of more than twenty-five percent (25%) of the beneficial interests of Borrower; or (c) Lender's receipt of any conflicting written instructions or written demands relating to the Loan from any members of Borrower which Lender reasonably determines have a material adverse effect on Lender's ability to service or administer the Loan;

3.9 Insolvency of Borrower. If (a) a petition is filed by or against Borrower under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law; (b) a receiver, liquidator, trustee, custodian, sequestrator, or other similar official is appointed to take possession of Borrower or Its property, or Borrower consents to such appointment; (c) Borrower makes an assignment for the benefit of creditors; (d) Borrower takes any action in furtherance of any of the foregoing; or (e) there is a material adverse change in Borrower's financial condition as represented to Lender in connection with Lender's approval of the Loan and Lender reasonably determines that such change materially impairs Borrower's ability to perform any or all of its obligations; provided, however, that Borrower shall have thirty (30) days within which to cause any involuntary bankruptcy proceeding to be dismissed or the involuntary appointment of any receiver, liquidator, trustee, custodian, or sequestrator to be discharged. The cure provision contained in this Section shalt be in lieu of, and not in addition to, any and all other cure provisions contained in this Agreement;

3.10 Injunctions. If a court order is entered against Borrower, any of the guarantor(s), or any General Partner or Manager of the Borrower enjoining the conduct of an or part of such person’s business and Borrower fails to cause such injunction to be fully stayed, dissolved or removed within sixty (60) days after such order is entered. The cure provision contained in this Section shall be in lieu of, and not in addition to, any and all other cure periods contained in this Agreement;

3.11 Judgments. If a judgment or judgments for the payment of money in an amount or in the aggregate, of at least fifty thousand dollars ($50,000.00) shall be rendered against Borrower and shall remain unsatisfied, unstayed or undismissed for a period of twenty (20) days

3.12 Dissolution. If the dissolution, liquidation, or termination of existence of the Borrower;

ARTICLE FOUR

LENDER’S RIGHTS AND REMEDIES

4.1 Outstanding Loan Amount Immediately Payable. Upon the occurrence and during the continuation of an Event of Default as provided under ARTICLE THREE, the Lender may, at its election, without notice of its election and without demand, declare the Loan immediately due and payable (provided that upon the occurrence of Event of Default described in Section 3.9 (Insolvency), all obligations shall become immediately due and payable without any action by Lender.

4.2 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to its obligations under the Loan and terms of this Agreement.

ARTICLE FIVE

MISCELLANEOUS

5.1 Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements. certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of respective successors and permitted assignments of each of the Parties and shall bind all persons who become bound as a debtor to this Agreement; provided however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. The Lender shall have the right, without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

5.3 Expenses. Except as otherwise expressly contemplated herein to the contrary, regardless of whether the transactions are consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out the terms of this Agreement.

5.4 Amendment. No supplement, modification or amendment of this Agreement shall be binding unless duly executed in writing by each of the Parties.

5.5 No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Agreement or existing at law or equity shall impair any right, power or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any Party be deemed a waiver of any default. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.6 Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on: (a) date which mail is electronically dispatched if by electronic mail; or (b) the date of service if served personally on the Party to whom notice is to be given; or (c) on the second business day after mailing, if mailed to Party to whom notice is to be given via nationally-recognized private courier services; or (d) on the second business day after mailing, if mailed to the Party to whom notice is to be given by first class certified mail, return receipt, in a postage prepaid envelope and properly addressed to each Party as follows:

IF to the Borrower

Name:____________________

Address:__________________

Address:__________________

Address:__________________

Email: ___________________

IF to Lender

Address:__________________

Address:__________________

Address:__________________

Email: ___________________

or to such other address with respect to a party as such party shall notify the other in writing.

5.7 No Presumption Against Drafter. Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Both Parties unequivocally agree that the drafter shall also not be held liable for any of the content contained in this agreement therein as the terms and conditions are duly agreed upon by both Parties.

5.8 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) the article, section, and subsection titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions, (e) any reference in this Agreement to any “Party” or any other party shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

5.9 Severability. Each of the Warranties is and shall be separate and independent and without prejudice to any other warranty or undertaking and, except where expressly stated, no clause or provision contained in this Agreement or any of the schedules governs or limits the extent or application of any such other clause or provision. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

5.10 Choice of Law. This agreement shall be governed and construed in accordance with the laws of the State of California without reference to any principles of conflicts of laws, which might cause the application of the laws of another state. Any action instituted by either Party arising out of this Agreement shall only be brought, tried and resolved in the applicable federal and state courts having jurisdiction in the State of California. EACH PARTY HEREBY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE COURTS, STATE AND FEDERAL, HAVING JURISDICTION IN SAN FRANCISCO COUNTY IN THE STATE OF CALIFORNIA.

5.11 Arbitration. All claim, controversy or disputes under or relating to this Agreement are to be settled by binding arbitration in San Francisco County in the state of California or another location mutually agreeable to the Parties. Within thirty (30) days after the complaining Party provides Notice of an underlying claim, controversy or dispute giving rise for the need to invoke this Section 5.11, the Parties shall select one (1) mutually agreeable arbitrator with at least ten (10) years of experience in commercial loan agreements to serve as the sole arbitrator for arbitration proceedings. The arbitration shall be conducted on a confidential basis pursuant to the applicable rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees paid to the prevailing party by the losing party. Any such arbitration shall include a written record of the arbitration. The Parties shall have the right to conduct reasonable discovery as permitted by the arbitrator and the right to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction during the pendency of the arbitration or to enforce the terms of an arbitration award. In the event that a Party refuses to arbitrate or ignores a Notice of request to arbitrate for thirty (30) days after receiving such Notice, a Party may apply to any court with competent jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration as well as to compel the Parties to accept an arbitrator selected by the American Arbitration Association in the event of the Parties’ deadlock over the choice of an arbitrator. If any provision of this arbitration clause should be determined to be unenforceable for whatever reason, all other provisions of this arbitration clause shall remain in full force and effect.

5.12 Attorney’s Fees. If Borrower defaults on the Loan or any of the terms of this Agreement, Borrower shall pay all costs and expenses, including without limitation attorneys’ fees and costs, incurred by Lender in enforcing this Agreement immediately upon the Lender’s demand, whether or not any action or proceeding is commenced by the Lender. Without limiting the generality of the immediately preceding sentence, such costs and expenses shall include all attorneys’ fees and costs incurred by the Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any surety, guarantor or endorser of this Agreement in any way affects the Lender’s exercise of its rights and remedies under this Agreement.

5.13 Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

5.14 Entire Agreement. The Parties warrant that no promise or inducement has been made been made or offered, excepting as herein set forth; that this Agreement is executed without reliance upon any statement or representation by any of the Parties released or their representatives concerning the nature or extent of injuries or damages or legal liability therefore. The Parties to this Agreement represent and acknowledge that this Agreement constitutes a single, integrated, written contract expressing the entire understanding and agreement between and among the Parties and regarding the releases set forth herein, and that all prior agreements, contracts, negotiations, promises, offers, acceptances, representations, warranties, covenants and understandings in any way relating to this Agreement and the releases set forth herein are merged and integrated into the terms and conditions of this Agreement.

5.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by each of the other parties.

IN WITNESS WHEREOF, the Borrower and Lender have executed this Loan Agreement to be effective as of the Effective Date.

BORROWER	LENDER

CEO of Ark7 Properties LLC	CEO of Ark7 Properties SERIES #KYLBE LLC